D/LFI - Dreyfus Premier
                                                        Limited Term Income Fund



                              PROPO6SED RESOLUTION

          RESOLVED, that the transaction engaged in by the Fund, pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended, hereby is determined to have been effected in compliance with the Procedures adopted by the Board with respect to such transaction.